Exhibit 99.1

Ceradyne Boron Products, LLC Awarded $8 Million Contract for
European Pressurized Reactor (EPR) Primary Coolant Additive – Enriched Boric Acid

COSTA MESA, Calif. – July 19, 2010 – Ceradyne Boron Products, LLC ("Boron Products, LLC"), a wholly owned subsidiary of Ceradyne, Inc. (Nasdaq: CRDN), is pleased to announce a contract award of approximately $8 million for the supply of B-10 Enriched Boric Acid to Electricité de France SA (EDF) for its first European Pressurized Reactor (EPR) presently under construction in France.  Enriched Boric Acid is designed into the EPR as the primary coolant additive for rate of reaction control. Isotopically enriched boric acid increases criticality control, achieves higher levels of long-term control, reduces the corrosion effect and reduces operator exposure to radiation.

“The utilization of advanced reactor designs in conjunction with superior safety and operating systems ushers in a more efficient, safe, reliable and environmentally friendly energy alternative to greenhouse-gas emitting technologies," said Dennis Manning, Vice President and General Manager.  "Boron Products, LLC is proud to be involved in the success and continued advancement of safe, reliable nuclear power generation. We expect to completely ship this order in the fiscal year ending December 31, 2011.”

Boron Products, LLC operates the world’s largest boron isotope separation facility providing enriched boron products for commercial nuclear power, defense, semiconductor and neutron detection applications. Enriched boron compounds are manufactured under an ISO 9001:2008 certified quality system and exceed nuclear safety and environmental regulatory guidelines.  Additional information can be found at the subsidiary's website: www.ceradyneboron.com.

Information about Ceradyne, Inc.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

Contacts:
Dennis Manning
Vice President and General Manager
Boron Products, LLC
(918) 673-2201 x2210
or
Sandi Rushin
Product Manager
Boron Products, LLC
(918) 673-2201 x2225